Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact: Katie L. MacGillivary CFO & VP Finance Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Reports

4th Quarter Results

May 9, 2016 – Clearwater, Florida—Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended March 31, 2016, diluted earnings per share increased 6% to $0.35 as compared to $0.33 for the three months ended March 31, 2015. Net earnings were $2,725,000 and $3,848,000 for the three months ended March 31, 2016 and 2015, respectively. Revenue increased 6% to $23,238,000 for the three months ended March 31, 2016 as compared to $21,934,000 for the three months ended March 31, 2015.

For the year ended March 31, 2016, diluted earnings per share increased 15% to $1.59 as compared to $1.38 for the year ended March 31, 2015. Net earnings were $12,379,000 and $16,856,000 for the year ended March 31, 2016 and 2015, respectively. Revenue increased 5% to $90,707,000 for the year ended March 31, 2016 as compared to $86,790,000 for the year ended March 31, 2015.

Our net earnings for the three months ended March 31, 2016 were adversely affected primarily by an increase in the provision for credit losses and to a lesser extent an increase in interest expense and a reduction in the gross portfolio yield. During the three months ended March 31, 2016, the Company refined its allowance for credit loss model to incorporate recent trends that include the acquisition of longer term contracts and increased delinquencies. We feel that these improvements to our current model better reflect the current trends of incurred losses within our portfolio and better align our allowance for credit losses with the portfolio’s performance indicators. Our per share diluted net earnings for the three months ended March 31, 2016, were positively impacted by the Company’s purchase of 4.7 million of the Company’s common shares by its principal operating subsidiary on March 19, 2015.

Our net earnings for the twelve months ended March 31, 2016 were adversely affected by a reduction in the gross portfolio yield, an increase in interest expense and an increase in the provision for credit losses. Gross portfolio yield and provision for credit losses changes were primarily the result of increased competition. Our per share diluted net earnings for the twelve months ended March 31, 2016, were positively impacted by the Company’s purchase of 4.7 million of the Company’s common shares by its principal operating subsidiary on March 19, 2015.

“During our fourth quarter we opened our second branch location in the state of Texas, specifically in Dallas, We have also commenced contract acquisition in Pittsburgh, Pennsylvania utilizing the underwriting staff of our Columbus, Ohio branch location. During the first quarter of Fiscal 2017 we will further evaluate the Pittsburgh portfolio and decide whether we will open a Pittsburgh branch. We continue to evaluate market conditions which include a continued high level of intense competition. We are currently evaluating our organization and its structure. Our decisions on how we plan to continue operating our business strategy will be influenced by the sustainability of some of our competitors underwriting and risk based pricing” stated Ralph T. Finkenbrink, the Company’s President and CEO.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 7,753,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2015. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

## More ##

Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended March 31,		Year ended March 31,
	2016	2015	2016	2015
Interest and fee income on finance receivables	$23,238	$21,934	$90,707	$86,790
Expenses:
Operating	8,827	8,420	34,099	32,606
Professional fees	63	258	1,194	1,383
Provision for credit losses	7,512	5,188	26,278	20,371
Interest expense	2,256	1,578	9,007	5,970
Change in fair value of interest rate swaps	152	258	24	364

	18,810	15,702	70,602	60,694
Operating income before income taxes	4,428	6,232	20,105	26,096
Income tax expense	1,703	2,384	7,726	9,240

Net income	$2,725	$3,848	$12,379	$16,856

Earnings per share:
Basic	$0.35	$0.34	$1.60	$1.40

Diluted	$0.35	$0.33	$1.59	$1.38

Condensed Consolidated Balance Sheets

    (Unaudited, In Thousands)

	March 31,	March 31,
	2016	2015
Cash	$1,849	$3,388
Finance receivables, net	311,837	288,904
Other assets	11,623	10,237

Total assets	$325,309	$302,529

Line of credit	$211,000	$199,000
Other liabilities	11,460	13,641

Total liabilities	222,460	212,641
Shareholders’ equity	102,849	89,888

Total liabilities and shareholders’ equity	$325,309	$302,529

## More ##

	Three months ended March 31,		Year ended March 31,
Portfolio Summary	2016	2015	2016	2015
Average finance receivables, net of unearned interest (1)	$340,763,898	$314,730,362	$334,754,250	$309,994,611

Average indebtedness (2)	$211,680,748	$141,216,714	$208,214,246	$133,433,740

Interest and fee income on finance receivables	$23,238,008	$21,933,607	$90,707,306	$86,789,958
Interest expense	2,256,195	1,578,737	9,006,666	5,970,434

Net interest and fee income on finance receivables	$20,981,813	$20,354,870	$81,700,639	$80,819,524

Weighted average contractual rate (3)	22.73%	22.93%	22.73%	22.93%

Average cost of borrowed funds (2)	4.26%	4.47%	4.33%	4.47%

Gross portfolio yield (4)	27.28%	27.88%	27.10%	28.00%
Interest expense as a percentage of average finance receivables, net of unearned interest	2.65%	2.01%	2.69%	1.93%
Provision for credit losses as a percentage of average finance receivables, net of unearned interest	8.82%	6.59%	7.85%	6.57%

Net portfolio yield (4)	15.81%	19.28%	16.56%	19.50%
Marketing, salaries, employee benefits, depreciation, administrative and professional fee expenses as a percentage of average finance receivables, net of unearned interest (5)	10.44%	11.03%	10.54%	10.96%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (6)	5.37%	8.25%	6.02%	8.54%

Write-off to liquidation (7)	9.39%	7.42%	9.10%	8.13%
Net charge-off percentage (8)	8.05%	6.72%	7.56%	7.04%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Weighted average contractual rate represents the weighted average annual percentage rate (“APR”) of all Contracts and Direct Loans as of the period ending date.
(4)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(5)	The numerator for the twelve-month period ended March 31, 2015 includes expenses associated with the potential sale of the Company. Absent these expenses, the percentage would have been 10.85%.
(6)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(7)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances and ending receivable balance.
(8)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

## More ##

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding Chapter 13 bankrupt accounts:

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
March 31, 2016	$482,863,893	$17,465,741	$6,069,074	$3,365,981	$26,900,796
		3.61%	1.26%	0.70%	5.57%
March 31, 2015	$443,083,009	$13,694,370	$3,435,332	$1,330,093	$18,459,795
		3.09%	0.78%	0.30%	4.17%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
March 31, 2016	$10,978,105	$161,514	$40,501	$38,288	$240,303
		1.47%	0.37%	0.35%	2.19%
March 31, 2015	$10,911,845	$122,718	$41,984	$14,652	$179,354
		1.12%	0.39%	0.13%	1.64%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended March 31,		Year ended March 31,
Contracts	2016	2015	2016	2015
Purchases	$45,106,395	$48,889,450	$187,275,490	$178,368,342
Weighted APR	22.65%	22.79%	22.66%	22.90%
Average discount	7.36%	7.96%	7.51%	8.08%
Weighted average term (months)	57	55	56	55
Average loan	$11,302	$10,867	$11,348	$10,967
Number of contracts	3,991	4,499	16,503	16,264

## End ##